Exhibit 99.1

Investor Relations

Kurt Svendsen

Managing Director, Corporate Communications and Investor Relations

(952) 887-8630, kurt.svendsen@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Record First Quarter Results

•                  First quarter revenues grow 4.9 percent to a record $444.7 million

•                  Net earnings per share up over 60 percent to a record $0.53

•                  Company raising full-year earnings guidance; well positioned entering key selling season

•                  Commitment to building micro irrigation global presence continues with acquisition in China

BLOOMINGTON, Minn. (February 21, 2013) — The Toro Company (NYSE: TTC) today reported net earnings of $31.4 million, or $0.53 per share, on a net sales increase of 4.9 percent to $444.7 million for its fiscal first quarter ended February 1, 2013.  In the comparable fiscal 2012 period, the company delivered net earnings of $19.9 million, or $0.33 per share, on net sales of $423.8 million. The “per share” data for the comparative periods has been adjusted to reflect a two-for-one stock split effective June 29, 2012.

“Our record-setting first quarter, driven by particularly strong channel demand for large turf equipment and the continued growth of micro irrigation sales, propelled us to a solid start for the year,” said Michael J. Hoffman, Toro’s chairman and chief executive officer. “Our financial performance benefitted from both accelerated sales related to pre-Tier 4 product shipments and early professional end-user demand, along with positive effects of our productivity initiatives.”

“The optimistic outlook of customers across our businesses is encouraging, as we prepare for our primary selling season,” said Hoffman. “Barring new economic headwinds, we anticipate the momentum our golf, landscape contractor and micro irrigation businesses enjoyed this past quarter will carry into spring. Our residential business retail potential looks solid as well. Recent snowfall across our primary snow markets, including the record-breaking blizzard that struck the Northeast, generated additional revenue for our contractor customers and is helping clear field inventories, thus boosting prospects for our autumn pre-season snow sales.”

“Additionally, along with positive market conditions,” Hoffman added, “our latest professional and residential product innovations, like the Reelmaster® 3550-D (the lightest golf fairway mower on the market), new 30” professional walk power mowers for landscape contractors and the newly Toro-branded products from our Astec and Stone Construction acquisitions from 2012, are helping create further opportunities.”

The Toro Company is also announcing today that it has entered into an agreement to acquire a Chinese micro-irrigation company, subject to applicable regulatory approval and other customary closing conditions.Terms of the transaction were not disclosed.  Hoffman commented, “Although small, this acquisition will help strengthen our presence in China, a critical growth market, by establishing a micro irrigation base of operations.”

-more-

The company continues to expect revenue growth of about 4 to 5 percent for fiscal 2013.  With the expectations that the accelerated margin and earnings benefit of the Tier 4 transition will moderate through the year, the earnings expectations are being raised largely to reflect the benefit of tax rate improvement discussed below.  The company now expects fiscal 2013 net earnings to be about $2.40 to $2.45 per share.  For the second quarter the company expects to report net earnings per share of about $1.20.

SEGMENT RESULTS

Professional

•                  Professional segment net sales for the first quarter totaled $329.1 million, up 16 percent from the same period last year.  Domestic shipments of large turf equipment were up due to channel demand. The early successful launch of products from the Astec and Stone acquisitions, also contributed to the professional businesses’ strong quarter. Furthermore, increased capacity enabled the company to capitalize on steadily growing demand for micro-irrigation systems to meet the ever-growing global food requirements. Results in the professional segment were somewhat offset by soft international sales activity.

•                  Professional segment earnings totaled $60.7 million, up 44.3 percent from $42.1 million last year.

Residential

•                  Residential segment net sales for the first quarter totaled $120.9 million, down 12.1 percent from the first quarter last year. The decline reflects reduced retail demand for snow products due to unseasonable winter weather in North America.  However, residential segment results benefitted from improved sales of Pope products in Australia.

•                  Residential segment earnings for the fiscal 2013 first quarter totaled $12.2 million, down 3.6 percent from $12.6 million in the same period last year.

OPERATING RESULTS

Gross margin for the fiscal 2013 first quarter increased 270 basis points from last year to 37.3 percent. The margin growth was primarily the result of product mix, pricing, and progress on our productivity efforts.

Selling, general and administrative (SG&A) expense as a percent of sales for the fiscal 2013 first quarter was up 30 basis points to 26.9 percent.  The SG&A increase as a percent of sales reflects incremental costs associated with the acquisition of Astec and Stone, as well as start-up costs for the new distribution facility in Iowa.

First quarter operating earnings as a percent of sales were 10.4 percent compared to 8 percent a year ago.

First quarter interest expense was down 4 percent to $4.2 million due to lower average debt levels.

The effective tax rate for the quarter was 27.7 percent compared with 33.8 percent last year.  The lower tax rate was primarily due to the retroactive extension of the Federal Research and Engineering Tax Credit.

Accounts receivable at the end of the fiscal 2013 first quarter totaled $180.3 million, up 2.7 percent from the same period last year, on a sales increase of 4.9 percent.  Net inventories for the first quarter were $335.7 million, up 23.2 percent.  The increase includes product to support the Tier 4 transition, snow throwers and inventory from the Astec and Stone acquisitions. Trade payables increased 10.9 percent for the first quarter to $168.3 million.

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About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative turf, landscape, rental and construction equipment, and irrigation and outdoor lighting solutions.  With sales of more than $1.9 billion in fiscal 2012, Toro’s global presence extends to more than 90 countries through strong relationships built on integrity and trust, constant innovation, and a commitment to helping customers enrich the beauty, productivity and sustainability of the land.  Since 1914, the company has built a tradition of excellence around a number of strong brands to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.  More information is available at www.toro.com.

LIVE CONFERENCE CALL

Febrary 21, 10:00 a.m. CST

www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CST on February 21, 2013.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest.  Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor

Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising or persistent unemployment and weakened consumer confidence; the threat of terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; drug cartel-related violence, which may disrupt our production activities and maquiladora operations based in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics, resins and other commodities and components; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns, natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels, which may negatively impact our grounds maintenance equipment business in the event of reduced tax revenues and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the revenue growth, operating earnings and employee engagement goals of our multi-year employee initiative called “Destination 2014”; our increased dependence on international sales and the risks attendant to international operations and markets, including political, economic and/or social instability in the countries in which we manufacture or sell our products resulting in contraction or disruption of such markets; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters, and Tier 4 emissions requirements; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  and the occurrence of litigation or claims.  In addition, factors that could affect completion of the proposed acquisition of a micro-irrigation business in China including whether and when the required regulatory approvals will be obtained, and whether and when the other closing conditions will be satisfied.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, governmental, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

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THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended
	February 1, 2013	February 3, 2012
Net sales	$444,661	$423,835
Gross profit	165,817	146,651
Gross profit percent	37.3%	34.6%
Selling, general, and administrative expense	119,613	112,630
Operating earnings	46,204	34,021
Interest expense	(4,249)	(4,428)
Other income, net	1,443	493
Earnings before income taxes	43,398	30,086
Provision for income taxes	12,002	10,163
Net earnings	$31,396	$19,923

Basic net earnings per share	$0.54	$0.33

Diluted net earnings per share	$0.53	$0.33

Weighted average number of shares of common stock outstanding – Basic	58,480	59,986

Weighted average number of shares of common stock outstanding – Diluted	59,628	60,947

Shares and per share data have been adjusted for all periods presented to reflect a two-for-one stock split effective June 29, 2012.

Segment Data (Unaudited)

(Dollars in thousands)

	Three Months Ended
Segment Net Sales	February 1, 2013	February 3, 2012
Professional	$329,144	$283,834
Residential	120,947	137,608
Other	(5,430)	2,393
Total*	$444,661	$423,835

* Includes international sales of	$141,591	$149,462

	Three Months Ended
Segment Earnings (Loss) Before Income Taxes	February 1, 2013	February 3, 2012
Professional	$60,738	$42,091
Residential	12,154	12,608
Other	(29,494)	(24,613)
Total	$43,398	$30,086

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	February 1, 2013	February 3, 2012
ASSETS
Cash and cash equivalents	$60,700	$71,804
Receivables, net	180,317	175,498
Inventories, net	335,700	272,474
Prepaid expenses and other current assets	25,291	18,796
Deferred income taxes	63,878	61,900
Total current assets	665,886	600,472

Property, plant, and equipment, net	173,267	188,271
Deferred income taxes	—	75
Goodwill and other assets, net	144,990	148,189
Total assets	$984,143	$937,007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$250	$2,078
Short-term debt	—	25,024
Accounts payable	168,334	151,836
Accrued liabilities	258,909	226,370
Total current liabilities	427,493	405,308

Long-term debt, less current portion	223,498	223,685
Deferred revenue	10,974	9,997
Deferred income taxes	2,804	1,368
Other long-term liabilities	6,531	7,920
Stockholders’ equity	312,843	288,729
Total liabilities and stockholders’ equity	$984,143	$937,007

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Three Months Ended
	February 1, 2013	February 3, 2012
Cash flows from operating activities:
Net earnings	$31,396	$19,923
Adjustments to reconcile net earnings to net cash used in operating activities:
Noncash income from finance affiliate	(1,353)	(1,002)
Provision for depreciation and amortization	13,517	12,960
Stock-based compensation expense	2,479	2,597
Decrease (increase) in deferred income taxes	335	(486)
Other	(11)	(21)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(32,217)	(27,888)
Inventories, net	(83,794)	(50,000)
Prepaid expenses and other assets	(243)	(2,118)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	46,429	29,723
Net cash used in operating activities	(23,462)	(16,312)

Cash flows from investing activities:
Purchases of property, plant, and equipment, net	(3,233)	(13,797)
Proceeds from asset disposals	13	26
(Contributions to) distributions from finance affiliate, net	(2,484)	13
Acquisition, net of cash acquired	—	(550)
Net cash used in investing activities	(5,704)	(14,308)

Cash flows from financing activities:
(Repayments of) proceeds from short-term debt	(415)	25,000
Repayments of long-term debt	(1,578)	(1,479)
Excess tax benefits from stock-based awards	3,442	5,071
Proceeds from exercise of stock options	3,602	5,208
Purchases of Toro common stock	(33,185)	(4,865)
Dividends paid on Toro common stock	(8,198)	(6,607)
Net cash (used in) provided by financing activities	(36,332)	22,328

Effect of exchange rates on cash	342	(790)

Net decrease in cash and cash equivalents	(65,156)	(9,082)
Cash and cash equivalents as of the beginning of the fiscal period	125,856	80,886

Cash and cash equivalents as of the end of the fiscal period	$60,700	$71,804

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